Exhibit 99.1

April 13, 2022

Sonic Foundry Announces Pricing of $4.3 Million Public Offering

MADISON, Wis., April 13, 2022 (GLOBE NEWSWIRE) – Sonic Foundry Inc. (Nasdaq: SOFO), the trusted leader in video capture, management and streaming solutions as well as virtual and hybrid events, today announced the pricing of its previously announced underwritten public offering of 1,700,000 shares of its common stock at a public offering price of $2.55 per share. The gross proceeds from the public offering will be approximately $4.3 million, before deducting underwriting discounts and commissions and estimated offering expenses.

Maxim Group LLC is acting as the sole book-running manager for the public offering.

Sonic Foundry has granted the underwriter a 45-day option to purchase up to an additional 255,000 shares of common stock at the public offering price, less underwriting discounts and commissions. The public offering is expected to close on or about Tuesday, April 19, 2022, subject to customary closing conditions.

The public offering is being made pursuant to an effective shelf registration statement on Form S-3 that was filed with the U.S. Securities and Exchange Commission (SEC) on February 17, 2022 and declared effective on March 1, 2022. A preliminary prospectus supplement describing the terms of the public offering has been filed with the SEC. A final prospectus supplement will be filed with the SEC and will form a part of the effective registration statement. Copies of the final prospectus supplement and accompanying prospectus relating to the public offering may be obtained, when available, by contacting Maxim Group LLC, 300 Park Avenue, New York, NY 10022, or by telephone at (212) 895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO) is the global leader for video capture, management, and streaming solutions as well as virtual and hybrid events. Trusted by more than 5,200 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery, and search of live and on-demand streaming videos. Learn more at www.sonicfoundry.com.

© 2022 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc., or their respective owners.

Safe Harbor Forward Looking Statements

This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results, and any statements we make about the company’s future. These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide. Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC. These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department. All of the information and disclosures we make in this news release regarding our business, including any forward-looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

CONTACT:

Margaret Boyce, Financial Profiles

310.622.8247

mboyce@finprofiles.com